Exhibit 99.1

Contact: Mary Broaddus	Earnings Release
Tel 734.591.7375
broaddusm@valassis.com
19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Second Quarter Ended June 30, 2011

Adjusted Diluted Earnings per Share* Increases by 36.7%

Livonia, Mich., July 28, 2011: Valassis (NYSE: VCI) today announced the following financial results for the second quarter ended June 30, 2011:

•

Adjusted diluted earnings per share (EPS)* was $0.67, an increase of 36.7% from $0.49 for the prior year quarter. Diluted EPS was $0.60, including loss on debt extinguishment and related charges, net of tax, of $0.07. Diluted EPS for second-quarter 2010 was $0.21, including the loss on debt extinguishment, net of tax, of $0.28.

•

Revenues were $565.2 million, a decrease of 2.5% compared to $580.0 million for the prior year quarter due to the previously announced anticipated shortfall in Run-of-Press (ROP) revenue within the Neighborhood Targeted segment.

•

Adjusted net earnings* were $33.7 million, an increase of 30.6% from $25.8 million for the prior year quarter. Net earnings were $30.3 million, including loss on debt extinguishment and related charges, net of tax, of $3.4 million. Net earnings for second-quarter 2010 were $11.1 million, including loss on debt extinguishment, net of tax, of $14.7 million.

•	Adjusted EBITDA* was $81.1 million, a decrease of 2.8% compared to $83.4 million for the prior year quarter driven primarily by the decline in revenue.

•	Diluted cash EPS* was $0.90, an increase of 7.1% compared to $0.84 for the prior year quarter.

“Our team delivered a strong net earnings and cash flow performance this quarter. The Shared Mail business continues to be a strong contributor,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “Combined with our low-cost and flexible capital structure, we believe we are well positioned to continue to use our cash flow to create value for shareholders and invest in innovation.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: Second-quarter 2011 SG&A costs were $80.8 million, which included $2.5 million in non-cash stock-based compensation expense, compared to second quarter 2010 SG&A costs of $92.7 million, which included $7.9 million in non-cash stock-based compensation expense.

•	Capital Expenditures: Capital expenditures for the second quarter and first half of 2011 were $6.6 million and $11.6 million respectively.

•

Liquidity: Total cash was $119.0 million at June 30, 2011, a decrease of $111.2 million from March 31, 2011, due primarily to a net debt repayment of $112.2 million and share repurchases of $60.3 million; offset, in part, by cash generated from operations of $73.1 million in the quarter.

•	Debt Refinancing and Interest Rate Hedging:

•

In June 2011, we refinanced our existing senior secured credit facility with a new senior secured credit facility. The new facility includes a $300 million Term Loan A and a $100 million revolving line of credit, of which $50 million was drawn at closing (exclusive of any outstanding letters of credit). The refinancing of our senior secured credit facility is expected to save us $2.4 million in cash interest expense in the second half of 2011 and provides increased flexibility in how we can deploy cash flow.

•

We have also entered into a new swap agreement (effective June 30, 2012, upon the expiration of our existing interest rate swap agreement) to fix the underlying interest rate for a portion of our variable rate debt under our new senior secured credit facility at 1.8695%. After giving effect to the swap agreement, our effective interest rate for the notional amount of the swap, based on the current spread of 1.75%, will be 3.62% per annum through June 30, 2015. The initial notional amount is $186,250,000 and amortizes quarterly through the expiration date.

•

Stock Repurchases: During the quarter, we repurchased $60.3 million, or 2.1 million shares, of our common stock at an average price of $28.14 per share, including commissions, under the stock repurchase program. Year to date, we have repurchased $105.9 million, or 3.8 million shares, of our common stock.

VCI 2Q11 Earnings

Outlook

Based on our overall outlook, which includes increased Shared Mail revenue growth in the second half of 2011, the aforementioned debt refinancing and cost containment efforts across the organization, our full-year 2011 guidance is as follows:

•	Diluted earnings per share (EPS) of $2.76;

•	Diluted cash EPS* of $3.71;

•	Adjusted EBITDA* of approximately $355.0 million; and

•	Capital expenditures of approximately $30 million.

Business Segment Discussion

•

Shared Mail: Revenues for the second quarter of 2011 were $337.2 million, an increase of 3.3% compared to the prior year quarter. Segment profit for the quarter was $47.7 million, an increase of 17.5% compared to the prior year quarter. The improvement in segment results was driven by the continuing trend of quarterly year-over-year growth in pieces per package. The increase in pieces per package was 2.0% to 9.8 pieces in second-quarter 2011 compared to the prior year quarter. Additionally, unused postage was a record-low of 13.8% for the quarter.

•

Neighborhood Targeted: Revenues for the second quarter of 2011 were $88.8 million, a decrease of 23.6% compared to the prior year quarter. Revenue results for this segment were primarily due to a $20.8 million decrease in ROP revenue. Segment profit for the quarter was $0.8 million, a decrease of 84.9% compared to the prior year quarter. Segment profit was negatively impacted by margin pressure associated with a changing client mix and the aforementioned ROP shortfall.

•

Free-standing Inserts (FSI): Revenues for the second quarter of 2011 were $89.2 million, a decrease of 5.7% compared to the prior year quarter due to volume declines associated with reduced market share. Segment profit for the quarter was $8.3 million, a decrease of 27.2% compared to the prior year quarter due to increased costs and the aforementioned revenue decline.

•

International, Digital Media & Services (IDMS): Revenues for the second quarter of 2011 were $50.0 million, an increase of 16.8% compared to the prior year quarter due to strong results in our coupon clearing business and triple-digit growth in our In-Store and Digital businesses. Segment profit for the quarter was $6.4 million, an increase of 106.5% compared to the prior year quarter despite increased investment in our digital business. Segment profit results were primarily driven by an increase in coupon redemption and its positive impact on NCH Marketing Services, Inc, our coupon clearing and analytics business.

Segment Results Summary

	Quarter Ended June 30,
Segment Revenues ($ in millions)	2011	2010	% Change
Shared Mail	$337.2	$326.3	3.3%
Neighborhood Targeted	$88.8	$116.3	-23.6%
Free-standing Inserts	$89.2	$94.6	-5.7%
International, Digital Media & Services	$50.0	$42.8	16.8%

Total Segment Revenues	$565.2	$580.0	-2.5%

	Quarter Ended June 30,
Segment Profit ($ in millions)	2011	2010	% Change
Shared Mail	$47.7	$40.6	17.5%
Neighborhood Targeted	$0.8	$5.3	-84.9%
Free-standing Inserts	$8.3	$11.4	-27.2%
International, Digital Media & Services	$6.4	$3.1	106.5%

Total Segment Profit	$63.2	$60.4	4.6%

VCI 2Q11 Earnings

Conference Call Information

We will hold an investor call today to discuss our second-quarter 2011 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4443231). The call will be simulcast on our website at http://www.valassis.com. This earnings release, together with the webcast and a transcript of the conference call, will be archived on our website under “Investor.”

Non-GAAP Financial Measures

*	We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, depreciation, amortization, stock-based compensation expense, and News America litigation settlement proceeds, net of related payments. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense and loss on extinguishment of debt, net of tax, less the per-share effect of capital expenditures and News America litigation settlement proceeds, net of tax and related payments. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect of News America litigation settlement proceeds, net of tax and related payments, and loss on extinguishment of debt, net of tax. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

VCI 2Q11 Earnings

Reconciliation of Full-year 2011 Adjusted EBITDA Guidance to Full-year 2011 Net Earnings Guidance(1):

Full-year 2011 Guidance ($ in millions)
Net Earnings	$138.3

plus: Interest expense, net	36.7
Income taxes	89.0
Depreciation and amortization	62.5
Loss on extinguishment of debt	16.3
less: Other non-cash income	(3.4)

EBITDA	$339.4

plus: Stock-based compensation expense	15.6

Adjusted EBITDA	$355.0

(1)

Due to the forward-looking nature of adjusted EBITDA, information necessary to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2011 Diluted Cash EPS Guidance to Full-year 2011 Diluted EPS Guidance:

	Full-year 2011 Guidance
Net Earnings (in millions)	$138.3

Diluted EPS	$2.60	(2)

plus effect of:
Loss on extinguishment of debt and related charges, net of tax	0.22
Depreciation	0.93
Amortization	0.24
Stock-based compensation expense	0.29

less effect of:
Capital expenditures	(0.57)

Diluted Cash EPS	$3.71

Shares Outstanding (in thousands) (3)	53,100

(2)

Includes the effect of $8.2 million in costs, net of tax, related to the extinguishment of our 8 1/4% Senior Notes due 2015 during the first quarter of 2011, and $3.4 million in costs, net of tax, related to the refinancing of our senior secured credit facility.

(3)

Shares outstanding for 2011 is based on the estimated 53.1 million fully diluted shares in our original full-year 2011 financial guidance reported on Dec. 15, 2010 and does not include the effect of any share repurchases, option exercises or changes in dilution caused by movement in the stock price. Actual weighted average shares outstanding, diluted, for the quarter ended June 30, 2011 was 50.2 million.

VCI 2Q11 Earnings

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS:

	Three Months Ended
	June 30, 2011		June 30, 2010
(in millions)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$30.3	$0.60	$11.1	$0.21

Loss on extinguishment of debt and related charges, net of tax (1)	3.4	0.07	14.7	0.28

As adjusted	$33.7	$0.67	$25.8	$0.49

(1)	Net earnings include $3.4 million, net of tax, in costs related to the refinancing of our senior secured credit facility.

Reconciliation of Diluted Cash EPS to Diluted EPS:

	Three Months Ended
	30-Jun-11	30-Jun-10
Net Earnings (in millions)	$30.3	$11.1

Diluted EPS	$0.60	$0.21

plus effect of:
Depreciation and Amortization	0.31	0.29
Stock-based compensation expense	0.05	0.15
Loss on extinguishment of debt and related charges, net of tax	0.07	0.28

less effect of:
Capital expenditures	(0.13)	(0.09)

Diluted Cash EPS	$0.90	$0.84

Shares Outstanding (in thousands)	50,167	52,499

VCI 2Q11 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

Unaudited

		Three Months Ended June 30,
		2011	2010
Net Earnings - GAAP		$30,252	$11,105

plus:	Income taxes	19,840	8,361
	Interest expense, net	11,604	17,589
	Loss on extinguishment of debt	2,966	23,873
	Depreciation and amortization	15,392	15,144
less:	Other non-cash income, net	(1,436)	(561)

EBITDA		$78,618	$75,511

	Stock-based compensation expense	2,455	7,891

Adjusted EBITDA		$81,073	$83,402

	Income taxes	(19,840)	(8,361)
	Interest expense, net	(11,604)	(17,589)
	Changes in operating assets and liabilities	23,438	(120,892)

Cash Flows from Operating Activities		$73,067	$(63,440)

		Six Months Ended June 30,
		2011	2010
Net Earnings - GAAP		$51,663	$333,633

plus:	Income taxes	33,136	210,197
	Interest expense, net	21,240	37,599
	Loss on extinguishment of debt	16,318	23,873
	Depreciation and amortization	31,121	30,663
less:	Other non-cash income, net	(2,312)	(2,351)

EBITDA		$151,166	$633,614

	Stock-based compensation expense	4,367	13,782
	Litigation proceeds, net of related payments	—	(490,085)

Adjusted EBITDA		$155,533	$157,311

	Income taxes	(33,136)	(210,197)
	Interest expense, net	(21,240)	(37,599)
	Litigation proceeds, net of related payments	—	490,085
	Changes in operating assets and liabilities	(10,124)	34,306

Cash Flows from Operating Activities		$91,033	$433,906

VCI 2Q11 Earnings

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 2Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	June 30, 2011	Dec. 31, 2010
Assets

Current assets:

Cash and cash equivalents	$118,962	$245,935
Accounts receivable	411,423	459,952
Inventories	39,219	41,987
Prepaid expenses and other	62,622	38,657

Total current assets	632,226	786,531

Property, plant and equipment, net	162,399	175,567

Goodwill and other intangible assets, net	863,977	870,288

Other assets	17,573	13,272

Total assets	$1,676,175	$1,845,658

More tables to follow . . .

VCI 2Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets, Continued

(dollars in thousands)

Unaudited

	June 30, 2011	Dec. 31, 2010
Liabilities and Stockholders’ Equity

Current liabilities:

Current portion, long-term debt	$15,000	$7,058
Accounts payable and accrued expenses	405,782	429,214
Progress billings	44,615	53,001

Total current liabilities	465,397	489,273

Long-term debt	595,060	699,169
Other liabilities	45,830	49,568
Deferred income taxes	80,003	78,764

Stockholders’ equity:

Common stock	654	653
Additional paid-in capital	123,898	124,988
Retained earnings	959,799	908,136
Treasury stock	(601,242)	(508,192)
Accumulated other comprehensive income	6,776	3,299

Total stockholders’ equity	489,885	528,884

Total liabilities and stockholders’ equity	$1,676,175	$1,845,658

More tables to follow . . .

VCI 2Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended June 30,		%
	2011	2010	Change

Revenues	$565,252	$579,950	- 2.5%

Costs and expenses:
Costs of sales	418,040	423,765	- 1.4%
Selling, general and administrative	80,831	92,663	- 12.8%
Amortization	3,155	3,155	+ 0.0%

Total costs and expenses	502,026	519,583	- 3.4%

Operating income	63,226	60,367	+ 4.7%

Other expenses and income:
Interest expense	11,726	17,837	- 34.3%
Interest income	(122)	(248)	- 50.8%
Loss on extinguishment of debt	2,966	23,873	- 87.6%
Other income	(1,436)	(561)	+ 156.0%

Total other expenses and income	13,134	40,901	- 67.9%

Earnings before income taxes	50,092	19,466	+ 157.3%

Income taxes	19,840	8,361	+ 137.3%

Net earnings	$30,252	$11,105	+ 172.4%

Net earnings per common share, diluted	$0.60	$0.21	+ 185.7%

Weighted average shares outstanding, diluted	50,167	52,499	- 4.4%

Supplementary Data
Amortization	$3,155	$3,155
Depreciation	12,237	11,989
Capital expenditures	6,602	4,580

More tables to follow . . .

VCI 2Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Six Months Ended June 30,		%
	2011	2010	Change

Revenues	$1,112,231	$1,129,952	- 1.6%

Costs and expenses:
Costs of sales	826,617	827,154	- 0.1%
Selling, general and administrative	159,258	183,621	- 13.3%
Amortization	6,311	6,311	+ 0.0%

Total costs and expenses	992,186	1,017,086	- 2.4%

Gain from litigation settlement	—	490,085	- 100.0%

Operating income	120,045	602,951	- 80.1%

Other expenses and income:
Interest expense	21,501	37,993	- 43.4%
Interest income	(261)	(394)	- 33.8%
Loss on extinguishment of debt	16,318	23,873	- 31.6%
Other income	(2,312)	(2,351)	- 1.7%

Total other expenses and income	35,246	59,121	- 40.4%

Earnings before income taxes	84,799	543,830	- 84.4%

Income taxes	33,136	210,197	- 84.2%

Net earnings	$51,663	$333,633	- 84.5%

Net earnings per common share, diluted	$1.01	$6.41	- 84.2%

Weighted average shares outstanding, diluted	51,250	52,028	- 1.5%

Supplementary Data
Amortization	$6,311	$6,311
Depreciation	24,810	24,352
Capital expenditures	11,626	8,401

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